                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No.)*

                                XOX CORPORATION
                           ------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)

                                  98412Y101
                                  ---------
                                (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))

                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP NO. 98412Y101                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Minnesota Technology, Inc.
      Tax I.D. - 41-1595930
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Minnesota

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            215,595

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             215,595

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      215,595

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.4% (based on 2,929,841 shares outstanding as of December 31, 1996)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 6 Pages

This initial filing relates to the beneficial ownership of Minnesota Technology, Inc. ("MN Technology") of certain shares of common stock of XOX Corporation. XOX registered shares of common stock, par value $.025, on September 11, 1996.

ITEM 1
          (a)  Name of Issuer:
               --------------

                    XOX Corporation

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

                    1450 Energy Park Drive, Suite 120
                    St. Paul, Minnesota  55108

ITEM 2
          (a)  Name of Person Filing:
               ---------------------

                    Minnesota Technology, Inc.

          (b)  Address:
               -------

                    111 3rd Avenue South
                    400 Mill Place
                    Minneapolis, Minnesota  55401

          (c)  Citizenship:
               -----------

                    Minnesota

          (d)  Title of Class of Securities:
               ----------------------------

                    Common Stock, $.025 par value

          (e)  CUSIP Number:
               ------------

                    98412Y101

ITEM 3
          If this statement is filed pursuant to Rules 13d-1(b), or 13(d)-2(b),
          --------------------------------------------------------------------
          check whether the person filing is a:
          --------------------------------------

                    Not Applicable.

                                                               Page 4 of 6 Pages

ITEM 4
          Ownership:
          ---------

          (a)  Amount beneficially owned:
               -------------------------

                    215,595

          (b)  Percentage of Class:
               -------------------

                    7.4%

          (c)  Number of Shares as to which the Trust has:
               ------------------------------------------

                    (i)  Sole power to vote or direct the vote:
                         -------------------------------------

                              215,595

                   (ii)  Shared power to vote or direct the vote:
                         ---------------------------------------

                              None

                  (iii)  Sole power to dispose or direct the disposition:
                         -----------------------------------------------

                              215,595

                   (iv)  Shared power to dispose or direct the disposition:
                         -------------------------------------------------

                              None

ITEM 5    Ownership of Five Percent or Less of a Class:  (______).
          --------------------------------------------

ITEM 6    Ownership of More Than Five Percent on Behalf of Another Person.
          ---------------------------------------------------------------

               Not Applicable.

ITEM 7    Identification and Classification of Members of the Subsidiary which
          --------------------------------------------------------------------
          Acquired the Security Being Reported on by Parent Holding Company.
          -----------------------------------------------------------------

               Not Applicable.

ITEM 8    Identification and Classification of Members of the Group:
          ---------------------------------------------------------

               Not Applicable.

ITEM 9    Notice of Dissolution of Group:
          ------------------------------

               Not Applicable.

                                                               Page 5 of 6 Pages

ITEM 10   Certification:
          -------------

               Not Applicable.

                                                               Page 6 of 6 Pages

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  February 14, 1997

                                    MINNESOTA TECHNOLOGY, INC.



                                     /s/ Jacques Koppel
                                    -------------------------------------------
                                    Jacques Koppel